UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549



                               FORM 8-K
                            CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the Securities Exchange
  Act of 1934
  Date of Report (Date of earliest event reported):
  September 25, 1998



                        BANGOR HYDRO-ELECTRIC COMPANY
           (Exact name of registrant as specified in its charter)

     MAINE                    0-505                       01-0024370
(State of Incorporation) (Commission File No.)    (IRS Employer ID No.)


33 STATE STREET, BANGOR, MAINE                       04401
(Address of principal executive offices)           (Zip Code)


Registrant's telephone number, including area code:   207-945-5621

Current Report, Form 8-K                     Date of Report
Bangor Hydro-Electric Company                October 6, 1998



Item 5.   Other Events   Agreement of Sale of Company's Generating Assets.

     On September 25, 1998, the Company and PP&L Global, Inc., a Pennsylvania corporation and a subsidiary of PP&L Resources, Inc., reached an agreement for PP&L Global to acquire most of the Company's electric generating assets with a combined base load capacity of 89.2 megawatts and certain transmission rights for a sale price of $89 million. The proposed sale is a result of the Company s effort to comply with Maine's electric utility restructuring legislation, which took effect in September 1997. The Company began seeking proposals from prospective bidders to purchase its generation and generation-related assets in early 1998 and as part of the auction process, received final bids from various bidders in August 1998.

     The electric utility restructuring law requires all of Maine's investor-owned electric utilities to divest all of their non-nuclear generation assets and generation-related business before March 1, 2000. The law was enacted to foster competition in an open market in which retail consumers will choose among competitive energy providers of the electricity that flows through the wires. The management of the "wires" or transmission and distribution business will remain the regulated function of the existing utilities. For further information on the Company's plan to divest its generating assets, refer to the Company's Form 10-K for the year ended December 31, 1997 and Form 10-Q for the quarter ended June 30, 1998.

     Pursuant to the agreement, the Company has agreed to sell to PP&L Global
(i) its Ellsworth, Howland, Milford, Medway, Orono, Stillwater and Veazie hydroelectric facilities, which are all situated along the Penobscot River Basin and Union River in Maine, (ii) the 50% ownership interest owned by Penobscot Hydro Co., Inc., a wholly owned subsidiary of the Company, in Bangor-Pacific Hydro Associates, which owns a 13 megawatt hydroelectric generating facility located in Enfield and Howland, Maine, (iii) the Company's 8.33% joint ownership interest in the William F. Wyman Unit No. 4 oil-fired steam plant located in Yarmouth, Maine, (iv) the Company's designs, applications and other rights with respect to the potential development of the Basin Mills hydroelectric project, to be located in Bradley and Orono, Maine, (v) the Company's designs, applications and other rights with respect to the potential development of a high-voltage transmission line from Orrington, Maine, to New Brunswick, Canada, and (vi) certain of the Company's rights to transmission capacity, including its rights to capacity on the Maine Electric Power Company transmission line and its rights as a participant in the regional utilities' agreements with Hydro Quebec.

     The sale is subject to certain closing conditions as set forth in the agreement, including receipt of approvals by federal and state regulatory agencies, which the Company expects may take six to twelve months. In addition, third-party consents to the sale of certain of the assets will be required, and the Company cannot predict whether or on what terms such consents can be obtained. The Company anticipates that most of the net after-tax proceeds from the sale will be used to retire outstanding debt. The Company expects that a portion of the sale value will be applied to reduce the Company's stranded costs for regulatory purposes, which should lower the amounts that would otherwise be collected in the future from customers.

     Certain statements contained in this Report on Form 8-K may be considered forward-looking as defined in the federal Private Securities Litigation Reform Act of 1995. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. These include, but are not limited to, the possibility that a state and/or federal regulatory agency will deny approval or impose conditions on its approval of the sale which are unfavorable to the Company or unacceptable to the buyer; that other closing conditions are not met to an extent that the assets ultimately sold are reduced from those described above or the sale is not completed at all; and that regulatory decisions are made in respect of the asset sale, or otherwise, that would reduce the Company's ability to recover its stranded costs.

Item 7.   Exhibits

     (2) Asset Purchase Agreement dated as of September 25, 1998 between the Company, Penobscot Hydro Co., Inc. and PP&L Global, Inc. (schedules and exhibits omitted, but will be furnished supplementally to the Commission upon request).

     (99) Joint Press Release of the Company and PP&L Global, Inc., dated September 28, 1998.



                                 BANGOR HYDRO-ELECTRIC COMPANY



                                 By:   /s/ Frederick S. Samp

                                     Frederick S. Samp
                                     Chief Financial Officer

Dated:  October 6, 1998